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                                                                    EXHIBIT 99.1



                                 PRESS RELEASE


FOR IMMEDIATE RELEASE                    FOR FURTHER
                                         INFORMATION CONTACT:
                                         STEVE W. HEROD
                                         713/821-7102
SHEROD@3TECENERGY.COM


                       3TEC ENERGY CORPORATION ANNOUNCES
                     ACQUISITION OF CLASSIC RESOURCES INC.


HOUSTON, TEXAS, JANUARY 3, 2001... 3TEC Energy Corporation ("3TEC")  (NASDAQ:
TTEN) announced today that it has entered into an agreement to purchase 100% of the issued and outstanding stock of Classic Resources Inc. ("Classic") for $53.5 million. Classic is a privately-held exploration and production company based in Dallas, Texas. The total consideration of $53.5 million cash is subject to customary closing conditions and certain adjustments. Closing is expected on or before January 31, 2001.

Classic's primary assets, interests in the Beckville, Carthage, Oak Hill and Rodessa fields, are located near 3TEC's existing reserves in East Texas. The Classic properties produce primarily from the Cotton Valley formation. 3TEC estimates these properties have total net proved reserves of 47 Bcfe and net daily production of 11 Mmcfe, as of January 1, 2001. Combined with 3TEC's existing East Texas production, this core area will now produce 38 Mmcfe per day for the company. The estimated reserves for Classic are 96% gas on an equivalent basis and 99% operated. Classic owns interests in 87 producing wells with an average working interest of 72%. Approximately 63% of the reserves are classified as proved producing. The properties have a 10 year reserve-to-production ratio and attractive lease operating cost of approximately $0.30 per Mcfe. 3TEC has identified 24 proved undeveloped locations and plans an active drilling program on Classic's properties in 2001.

In addition, 3TEC announced plans to divest various non-strategic properties in the Permian, Mid-Continent and San Juan regions. 3TEC expects to sell 35 to 40 Bcfe of reserves during the first quarter of 2001, the majority of which are oil.

The result of the acquisition and proposed property sale should be net additions to daily production and proved reserves and a significant reduction in overall lease operating expenses before production taxes ("LOE"). If both transactions are completed by the
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end of the first quarter, the company estimates that its first quarter 2001 exit rate LOE will be $0.35 per Mcfe, which compares very favorably to its LOE exit rate at the end of the second quarter of 2000 of $0.72 per Mcfe. The company's ability to sell these targeted properties at acceptable prices during that time frame will be subject to economic factors, which are not within the control of the company.

Floyd C. Wilson, Chairman and Chief Executive Officer of 3TEC, stated, "This transaction is an important next step in 3TEC's evolution as it adds high quality gas properties with significant development drilling opportunities in a core area, East Texas. It increases the percentage of properties operated and proportion of natural gas in our total production profile and should precipitate the divestiture of non-core properties and materially improve our unit margin costs. 3TEC will continue to seek acquisitions in areas where it maintains or can achieve a core focus."

3TEC Energy Corporation is engaged in the acquisition, development, production and exploration of oil and natural gas, with properties geographically concentrated in East Texas and the Gulf Coast regions. 3TEC also owns significant properties in the Permian and San Juan basins and in the Mid-Continent region.

The information contained in this press release may contain projections, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, environmental risks, drilling, producing and operating risks, including the risk that significant properties do not achieve projected results, risks related to exploration and development including risks relating to the lack of economic drilling prospects, the inability of the Company to achieve expected efficiencies in controlling expenses, uncertainties about the estimates of reserves, government regulation, competition and the ability of the Company to meet its stated business goals.